Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS Second Quarter 2020 Net Income of $2.4 Million or $0.06 Per share pearl river, ny – August 5, 2020 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the second quarter and six months ended June 30, 2020.

For the quarter ended June 30, 2020, Hudson reported revenues of $47.7 million, a decrease of 14.8% compared to revenues of $56.0 million in the comparable 2019 period. The decrease is primarily due to a decline in volume, partially offset by an increase in selling price, of certain refrigerants sold during the second quarter of 2020, compared to the second quarter of 2019. Gross margin in the second quarter of 2020 was 26.6%, compared to negative gross margin in the second quarter of 2019. The Company reported operating income of $5.2 million for the second quarter of 2020 compared to an operating loss of $10.0 million in the second quarter of 2019. During the second quarter of 2019 the Company recorded a lower of cost or net realizable value adjustment to its inventory of $9.2 million, mainly due to declines in selling prices of certain refrigerants at that time. The Company recorded net income of $2.4 million or $0.06 per basic and diluted share in the second quarter of 2020, compared to a net loss of $13.8 million or ($0.32) per basic and diluted share in the same period of 2019.

For the six months ended June 30, 2020, Hudson reported revenues of $84.0 million, a decrease of 7.4% compared to $90.7 million in the first six months of 2019. The decrease in revenue was primarily due to decreased volume, partially offset by increased pricing of certain refrigerants. Gross margin for the first six months of 2020 improved to 25.0% compared to gross margin of 5.1% in the first half of 2019. The Company reported operating income of $5.6 million for the first six months of 2020 compared to an operating loss of $9.7 million in the same period of 2019. The Company’s net loss for the first six months of 2020 was $0.5 million, or ($0.01) per basic and diluted share, compared to a net loss of $17.8 million, or ($0.42) per basic and diluted share, in the first half of 2019, which included the above mentioned $9.2 million non-cash inventory adjustment.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented,

“We were pleased to deliver solid second quarter results, particularly as we continue to navigate the challenging landscape associated with the COVID-19 virus and the associated impact to our economy. During the quarter, the closures to public venues, such as office buildings, recreation centers, schools and universities across the U.S. impacted end markets and demand for refrigerants. While pricing remained consistent in the quarter, volume declines adversely impacted our overall revenues. Nonetheless, we delivered improved gross margin for the quarter, achieved solid operating income and returned to profitability.

“There are still many uncertainties associated with this pandemic and we remain focused on the elements of our business that we can control: protecting the health and safety of our employees and keeping our products in supply to best serve our customers across all channels. We’ve been in this business for more than thirty years, and our ability to adapt to changing economic and industry landscapes while executing our operational strategy is a strength we continue to rely upon. Despite the challenging market environment, Hudson generated over $6 million of operating cash flow during the second quarter of 2020. The Company’s financial position and liquidity remain strong, with total liquidity at June 30, 2020 of approximately $39 million, which includes cash and revolver availability. Finally, as announced in an 8-K this past Monday, we’ve met certain performance targets set forth in our Credit Agreement, and as a result of this achievement, we have terminated the services of our Chief Restructuring Officer.

“As you know, in late June, our Company suffered the unexpected loss of our founder Kevin J. Zugibe, P.E. He was an industry pioneer who brought remarkable passion, expertise and energy to Hudson, and he is greatly missed. In his years building the Company, Kevin recognized the importance of establishing a strong management team to drive and support Hudson’s growth. All of our employees are committed to continuing to grow and execute on Kevin’s legacy, and as one of Kevin’s longstanding partners for over 20 years, I can assure you that we are focused on our Company’s success as we move through the coming months and years,” Mr. Coleman concluded.

Conference Call Information

The Company will host a conference call and webcast to discuss the second quarter results today, August 5, 2020 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (844) 407-9500 approximately five minutes prior to the scheduled start time. International callers please dial (862) 298-0850.

A replay of the teleconference will be available until September 4, 2020 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 35826.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2019 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,850	$2,600
Trade accounts receivable – net	25,317	8,061
Inventories – net	48,570	59,238
Prepaid expenses and other current assets	3,622	4,525
Total current assets	85,359	74,424

Property, plant and equipment, less accumulated depreciation	22,108	23,674
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	24,580	26,012
Right of use asset	7,205	8,048
Other assets	180	192
Total Assets	$187,235	$180,153

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$12,140	$10,274
Accrued expenses and other current liabilities	19,985	18,120
Accrued payroll	1,537	724
Short-term debt	15,931	14,000
Current maturities of long-term debt	5,743	3,008
Total current liabilities	55,336	46,126
Deferred tax liability	1,238	1,192
Long-term lease liabilities	4,710	5,742
Long-term debt, less current maturities	81,006	81,982
Total Liabilities	142,290	135,042

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 42,628,560 at June 30, 2020 and December 31, 2019	426	426
Additional paid-in capital	117,890	117,557
Accumulated deficit	(73,371)	(72,872)
Total Stockholders’ Equity	44,945	45,111

Total Liabilities and Stockholders’ Equity	$187,235	$180,153

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues	$47,677	$56,011	$84,027	$90,675
Cost of sales	34,996	58,377	62,999	86,056
Gross profit (loss)	12,681	(2,366)	21,028	4,619

Operating expenses:
Selling, general and administrative	6,757	6,848	14,022	12,872
Amortization	716	753	1,432	1,474
Total operating expenses	7,473	7,601	15,454	14,346

Operating income (loss)	5,208	(9,967)	5,574	(9,727)

Other expense:
Net interest expense	(3,132)	(4,267)	(6,446)	(8,474)
Other income	8	508	11	508
Total other expense	(3,124)	(3,759)	(6,435)	(7,966)

Income (loss) before income taxes	2,084	(13,726)	(861)	(17,693)

Income tax (benefit) expense	(302)	71	(362)	143

Net income (loss)	$2,386	$(13,797)	$(499)	$(17,836)

Net income(loss) per common share – Basic	$0.06	$(0.32)	$(0.01)	$(0.42)
Net income(loss) per common share – Diluted	$0.06	$(0.32)	$(0.01)	$(0.42)
Weighted average number of shares outstanding – Basic	42,628,560	42,604,189	42,628,560	42,603,315
Weighted average number of shares outstanding – Diluted	42,917,562	42,604,189	42,628,560	42,603,315